     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON June 21, 1999
                                                           REGISTRATION NO. 333-
===============================================================================

                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C.  20549

                                   FORM S-3
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933

                      ADELPHIA COMMUNICATIONS CORPORATION
            (Exact name of registrant as specified in its charter)

         DELAWARE                                       4841                                     23-2417713
(State or other jurisdiction of               (Primary Standard Industrial           (I.R.S. Employer Identification No.)
 incorporation or organization)                Classification Code Number)

                             MAIN AT WATER STREET
                       COUDERSPORT, PENNSYLVANIA  16915
                                (814) 274-9830
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                             COLIN HIGGIN, ESQUIRE
                            DEPUTY GENERAL COUNSEL
                      ADELPHIA COMMUNICATIONS CORPORATION
                             MAIN AT WATER STREET
                       COUDERSPORT, PENNSYLVANIA  16915
                                (814) 274-9830
      (Name, address, including zip code, and telephone number, including area code, of agent for service)

                PLEASE ADDRESS A COPY OF ALL COMMUNICATIONS TO:

                      CARL E. ROTHENBERGER, JR., ESQUIRE
                  BUCHANAN INGERSOLL PROFESSIONAL CORPORATION
                         21ST FLOOR, 301 GRANT STREET
                        PITTSBURGH, PENNSYLVANIA  15219
                                (412) 562-8826

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after the effective date of this Registration Statement.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [_]

If any of the securities being registered on this form are being offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

                        CALCULATION OF REGISTRATION FEE

=================================================================================================================================
                                                                                Proposed           Proposed
                                                                                 maximum           maximum
                Title of each class of                       Amount to       offering price       aggregate          Amount of
             securities to be registered                   be registered      per share (1)   offering price (1)  registration fee
----------------------------------------------------------------------------------------------------------------------------------
Class A Common Stock, par value $.01 per share              6,000,000(2)            $58.31         $349,860,000         $97,262.00
                                                               shares
==================================================================================================================================

(1) Estimated solely for the purpose of determining the registration fee in accordance with Rule 457(c) under the Securities Act of 1933, as amended. The maximum price per share information is based on the average of the high and the low sale prices of Adelphia Communications Corporation Class A Common Stock, $.01 par value per share, reported on the Nasdaq National Market System on June 14, 1999.

(2) An additional 1,000,000 shares of Class A Common Stock were previously registered on a Registration Statement on Form S-3 (File No. 333-77651) for which a registration fee of $18,400 was previously paid. The previously registered shares may be sold pursuant to the prospectus contained therein. Pursuant to Rule 429 of the Rules and Regulations of the SEC under the Securities Act, the combined prospectus contained herein also relates to the Registration Statement on Form S-3 (File No. 333-77651).

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

This Registration Statement has been filed pursuant to Rule 429 and relates to a previously filed registration statement on Form S-3 (File No. 333-77651).

7,000,000 shares                                                        Subject to Completion
ADELPHIA COMMUNICATIONS CORPORATION                                       Dated June 21, 1999
Class A common stock


The stockholders of Adelphia Communications     respect to cash dividends and distributions
Corporation as described under the caption      upon the liquidation of Adelphia.  Holders of
"Selling Stockholders" on page 22 of this       Class B common stock are entitled to greater
prospectus are offering and selling up to       voting rights than the holders of Class A
7,000,000 shares of Adelphia's Class A          common stock; however, the holders of Class A
common stock under this prospectus.             common stock, voting as a separate class, are
                                                entitled to elect one of Adelphia's directors.


The Class A common stock is listed on the       You should carefully review "Risk Factors"
Nasdaq National Market. The Class A Common      beginning on page 3 for a discussion of things
stock's ticker symbol is "ADLAC."  On June      you should consider when investing in our
17, 1999, the closing sale price on the         Class A common stock.
Nasdaq National Market of a single share of
the Class A common stock was $65 1/2.


Our common stock also includes Class B common   Neither the SEC nor any state securities
stock.  The rights of holders of the Class A    commission has approved or disapproved of
common stock and Class B common stock differ    these securities or passed upon the adequacy
with respect to certain aspects of              or accuracy of this prospectus.  Any
dividends, liquidations and voting.  The        representation to the contrary is a criminal
Class A common stock has preferential rights    offense.
with

             The date of this prospectus is __________ ____, 1999.

     The information in the prospectus is not complete and may be changed. The selling stockholders may not sell these securities until the registration statement filed with the SEC is effective. This prospectus is not an offer to sell securities and is not soliciting an offer to buy these securities in any state where the offer is prohibited.


                               TABLE OF CONTENTS
                               -----------------
ADELPHIA........................................................         1

RISK FACTORS....................................................         3

DILUTION........................................................        22

SELLING STOCKHOLDERS............................................        22

USE OF PROCEEDS.................................................        23

PLAN OF DISTRIBUTION............................................        23

WHERE YOU CAN FIND MORE INFORMATION.............................        25

EXPERTS.........................................................        26

                                   ADELPHIA

      Adelphia is a leader in the telecommunications industry with cable television and local telephone operations. Our operations consist of providing telecommunications services primarily over our networks, which are commonly referred to as broadband networks because they can transmit large quantities of voice, video and data by way of digital or analog signals. As of March 31, 1999, we owned or managed cable television systems with broadband networks that passed in front of 3,357,400 homes and served 2,380,409 basic subscribers. John J. Rigas, the Chairman, President, Chief Executive Officer and founder of Adelphia, has owned and operated cable television systems since 1952.

      We own cable systems in twelve states which are organized into seven regional clusters: Western New York, Virginia, Western Pennsylvania, New England, Eastern Pennsylvania, Ohio and New Jersey. These systems are located primarily in suburban areas of large and medium-sized cities within the 50 largest television markets. As of March 31, 1999, the broadband networks for these systems passed in front of 2,230,257 homes and served 1,595,536 basic subscribers.

      We also provide management and consulting services to other partnerships and corporations engaged in the ownership and operation of cable television systems. John J. Rigas and members of his immediate family, including entities they own or control, have substantial ownership interests in these partnerships and corporations. As of March 31, 1999, the broadband networks for cable systems owned by these Rigas family partnerships and corporations passed in front of 178,021 homes and served 134,015 basic subscribers.

      We also own a 50% voting interest and nonvoting preferred limited partnership interests in Olympus Communications, L.P. Olympus is a joint venture limited partnership that operates a large cable system in Florida. As of March 31, 1999, the broadband networks for this system passed in front of 949,122 homes and served 650,858 basic subscribers.

      Through our subsidiary, Hyperion Telecommunications, Inc., we own and operate a large competitive local exchange carrier in the eastern United States. This means that Hyperion provides its customers with alternatives to the incumbent local telephone company for local telephone and telecommunications services. Hyperion's telephone operations are referred to as being facilities based, which means it generally owns the local telecommunications networks and facilities it uses to deliver these services, rather than leasing or renting the use of another party's networks to do so. As of March 31, 1999, Hyperion managed and operated telecommunications networks serving 39 metropolitan statistical areas. Hyperion's Class A common stock is listed on the Nasdaq National Market under the symbol "HYPT."

      Our executive offices are located at Main at Water Street, Coudersport, Pennsylvania 16915, and our telephone number is (814) 274-9830.

Recent Developments

     On May 26, 1999, Adelphia announced that it has agreed to exchange certain cable systems with Comcast Corporation and Jones Intercable, Inc. in a geographic rationalization of the companies' respective markets. As a result of this transaction, Adelphia would add approximately 440,000 subscribers in Los Angeles, California and West Palm/Fort Pierce, Florida. In exchange, Comcast and Jones would receive systems currently owned, managed or under contract to be purchased by Adelphia serving approximately 464,000 subscribers in suburban Philadelphia, Pennsylvania, Ocean County, New Jersey, Ft. Myers, Florida, Michigan, New Mexico and Indiana. All systems involved in the transactions will be valued by agreement between the parties or, following a failure to reach agreement, by independent appraisals, and any difference in relative value will be funded with cash or additional cable systems. The system exchanges are subject to customary closing conditions and regulatory approvals and are expected to close by mid-2000.

     For other recent developments regarding Adelphia, we refer you to our most recent and future filings under the Exchange Act.

                                 RISK FACTORS

     Before you invest in our Class A common stock, you should be aware that there are various risks associated with investing in Adelphia, including those described below. You should carefully consider these risk factors together with all of the other information included or incorporated by reference in this prospectus before you decide to purchase shares of Adelphia's Class A common stock.

HIGH LEVEL OF INDEBTEDNESS                  Adelphia has a substantial amount of
                                            debt. We borrowed this money to
                                            purchase and to expand our cable
     As of March 31, 1999, we owed          systems and other operations and,
approximately $3.6 billion and as of that   to a lesser extent, for investments
date we would have owed approximately       and loans to our affiliates. At
$5.6 billion after the acquisition of       March 31, 1999, our indebtedness
Century, $6.8 billion after the             totaled approximately $3.6 billion.
acquisition of Century and FrontierVision   This included approximately:
and $7.9 billion after such transactions
and the acquisitions of Harron and          .  $2.1 billion of Adelphia Parent
Telesat's interests in Olympus. Our high       Company public debt. When we use
level of indebtedness can have important       the term "Adelphia Parent
adverse consequences to us and to you.         Company" in this prospectus, we
                                               are referring only to Adelphia
                                               Communications Corporation as a
                                               parent holding company entity,
                                               and not to its subsidiaries;

                                            .  $754 million of debt owed by our
                                               subsidiaries to banks, other
                                               financial institutions and other
                                               persons; and

                                            .  $779 million of public debt owed
                                               by Hyperion, Adelphia's
                                               subsidiary which is a competitive
                                               local exchange carrier
                                               subsidiary.

                                            Olympus, a non-consolidated joint
                                            venture, also had approximately $550
                                            million of debt at March 31, 1999.
                                            Olympus will be consolidated with
                                            Adelphia upon completion of
                                            Adelphia's proposed acquisition of
                                            Telesat's equity interests in
                                            Olympus. That acquisition is
                                            expected to close during the third
                                            quarter of 1999.

     We may need to refinance significant   Century and its subsidiaries have
Century indebtedness that we will be        substantial indebtedness. At
assuming.                                   February 28, 1999, Century and its
                                            subsidiaries had long-term debt of
                                            approximately $2.0 billion
                                            (exclusive of current maturities of
                                            $20.1 million), including
                                            approximately $1.9 billion principal
                                            amount of public indebtedness under
                                            nine indentures, $97 million of
                                            indebtedness under four credit
                                            agreements entered into by
                                            subsidiaries of Century and various
                                            banks and $80 million of
                                            indebtedness under a note agreement
                                            entered into by a subsidiary of
                                            Century.

                                            Under the indentures for Century's
                                            public notes, the merger will
                                            require Century to make an offer to
                                            purchase the public notes if the
                                            merger results in the public notes
                                            being downgraded to a specified
                                            level by certain national rating
                                            agencies. Upon announcement of the
                                            merger, certain rating agencies
                                            announced that the Century notes
                                            were under review with a view to a
                                            downgrade to a level which would not
                                            require Century to make an offer to
                                            repurchase public notes. In the
                                            event that the public notes were to
                                            be downgraded to a level beyond that
                                            announced by the rating agencies
                                            upon disclosure of the merger,
                                            Century would be required to make an
                                            offer to repurchase the public notes
                                            at 101% of the principal amount of
                                            the notes. In the event that a
                                            significant amount of notes were
                                            tendered to Century for repurchase,
                                            this could materially decrease
                                            Adelphia's liquidity.

                                            Without a consent from the lenders
                                            to Century's subsidiaries, the
                                            Century merger will violate certain
                                            covenants contained in the Century
                                            credit agreements. As a result, we
                                            will either secure a waiver from the
                                            lenders under these credit
                                            agreements or will refinance such
                                            credit agreements with new or
                                            existing credit facilities. Although
                                            we currently have sufficient
                                            liquidity under our existing credit
                                            facilities to refinance the
                                            borrowings under Century's credit
                                            agreements, Adelphia is seeking
                                            consents to keep some or all of such
                                            credit agreements in place. In the
                                            event that these consents cannot be
                                            obtained upon reasonable terms, we
                                            could seek to refinance some or all
                                            of them under one or more new
                                            facilities in order to preserve our
                                            existing liquidity. There can be no
                                            assurance, however, that we will be
                                            able to obtain these consents or
                                            refinance these credit agreements
                                            under any terms or on terms
                                            acceptable to Adelphia. As a result,
                                            the failure to obtain the required
                                            consents or to refinance these
                                            credit agreements could materially
                                            decrease Adelphia's liquidity.

     We may need to refinance significant   On February 23, 1999, we announced
FrontierVision indebtedness that we will    our proposed acquisition of
be assuming.                                FrontierVision. FrontierVision and
                                            its subsidiaries have substantial
                                            indebtedness. At March 31, 1999,
                                            FrontierVision and its subsidiaries
                                            had nonaffiliate long-term debt of
                                            approximately $1.1 billion,
                                            including approximately $668 million
                                            owed to banks under a credit
                                            agreement and approximately $456
                                            million owed under three indentures
                                            for public notes. We are attempting
                                            to secure consents and waivers from
                                            the lenders to permit the credit
                                            agreement to remain outstanding. As
                                            a result of the acquisition by
                                            Adelphia, the indentures for the
                                            public debt will require
                                            FrontierVision to make an offer to
                                            repurchase the public notes at 101%
                                            of the amount of the public notes.
                                            In the event that the lenders do not
                                            consent to permitting the credit
                                            agreement to remain outstanding or a
                                            significant amount of the public
                                            notes are tendered to FrontierVision
                                            for repurchase, then this could
                                            materially decrease our liquidity.

     We will need to raise significant      We will need to raise significant
financing for the                           funds to pay for the $1.17 billion
Harron acquisition.                         acquisition of Harron. This may
                                            result in a material amount of
                                            additional indebtedness.

                                            The indebtedness resulting from the
                                            acquisitions of Century,
                                            FrontierVision, Harron and Telesat's
                                            interests in Olympus is reflected in
                                            Adelphia's unaudited condensed
                                            consolidated pro forma financial
                                            statements incorporated by reference
                                            in this prospectus.

     Debt service consumes a substantial    Our high level of indebtedness can
portion of the cash we generate. This       have important adverse consequences
could affect our ability to invest in our   to us and to you. It requires that
business in the future as well as to        we spend a substantial portion of
react to changes in our industry or         the cash we get from our business to
economic downturns.                         repay the principal and interest on
                                            these debts. Otherwise, we could use
                                            these funds for general corporate
                                            purposes or for capital
                                            improvements. Our ability to obtain
                                            new loans for working capital,
                                            capital expenditures, acquisitions
                                            or capital improvements may be
                                            limited by our current level of
                                            debt. In addition, having such a
                                            high level of debt could limit our
                                            ability to react to changes in our
                                            industry and to economic conditions
                                            generally. In addition to our debt,
                                            at March 31, 1999, the Adelphia
                                            Parent Company had approximately
                                            $148 million and Hyperion had
                                            approximately $236 million of
                                            redeemable exchangeable preferred
                                            stock which contain payment
                                            obligations that are similar to
                                            Adelphia's debt obligations.

     Approximately 35% of our debt          Our debt comes due at various times
outstanding at March 31, 1999 must be       up to the year 2009, including an
paid by January 1, 2004 and all of it       aggregate of approximately $1.3
must be paid by 2009.                       billion as of March 31, 1999, which
                                            we must pay by January 1, 2004.

                                            As discussed above, Century,
                                            FrontierVision and Olympus also have
                                            a substantial amount of debt. Under
                                            their current terms, these debts
                                            come due at various times up to the
                                            year 2017, including an aggregate of
                                            approximately $1.5 billion as of
                                            March 31, 1999 (May 31, 1998 as to
                                            Century), which must be paid over
                                            the next five years.

OUR BUSINESS REQUIRES SUBSTANTIAL           Our business requires substantial
ADDITIONAL FINANCING AND IF WE DO NOT       additional financing on a continuing
OBTAIN THAT FINANCING WE MAY NOT BE ABLE    basis for capital expenditures and
TO UPGRADE OUR PLANT, OFFER SERVICES,       other purposes including:
MAKE PAYMENTS WHEN DUE OR REFINANCE
EXISTING DEBT                               .    constructing and upgrading our
                                                 plant and networks some of
                                                 these upgrades we must make to
                                                 comply with the requirements of
                                                 local cable franchise
                                                 authorities;

                                            .    offering new services;

                                            .    scheduled principal and
                                                 interest payments;

                                            .    refinancing existing debt; and

                                            .    acquisitions and investments.

                                            There can be no guarantee that we
                                            will be able to issue additional
                                            debt or sell stock or other
                                            additional equity on satisfactory
                                            terms, or at all, to meet our future
                                            financing needs.

WE HAVE HAD LARGE LOSSES AND WE EXPECT      The total convertible preferred
THIS TO CONTINUE                            stock, common stock and other
                                            stockholders' equity (deficiency) at
                                            March 31, 1999 was a deficit of
                                            approximately $728.4 million. Our
                                            continuing net losses, which are
                                            mainly due to our high levels of
                                            depreciation and amortization and
                                            interest expense, have created this
                                            deficiency. Our recent net losses
                                            applicable to our common
                                            stockholders were approximately as
                                            follows:

                                            .  fiscal year ended March 31,
                                               1997 $130.6 million;

                                            .  fiscal year ended March 31,
                                               1998 $192.7 million;

                                            .  nine months ended December 31,
                                               1998 $135.8 million; and

                                            .  three months ended March 31,
                                               1999 $50.3 million.

                                            We expect to continue to incur large
                                            net losses for the next several
                                            years.

     Our earnings have been insufficient    Our earnings could not pay for our
to pay for our fixed charges and            combined fixed charges and preferred
preferred stock dividends.                  stock dividends during these periods
                                            by the amounts set forth in the
                                            table below. Combined fixed charges
                                            and preferred stock dividends
                                            included substantial non-cash
                                            charges for depreciation,
                                            amortization and non-cash interest
                                            expense on some of our debts and the
                                            non-cash expense of Hyperion's
                                            preferred stock dividends:

                                                                                       Earnings     Non-Cash
                                                                                       --------     --------
                                                                                      Deficiency    Charges
                                                                                      ----------    -------
                                                                                         (in thousands)
                                            .  fiscal year ended March 31, 1997       $  61,848     $ 165,426
                                            .  fiscal year ended March 31, 1998       $ 113,941     $ 195,153
                                            .  nine months ended December 31, 1998    $ 116,899     $ 186,022
                                            .  three months ended March 31, 1999      $  42,585     $  72,386

     If we cannot refinance our debt,       Historically, the cash we generate
including debt incurred in connection       from our operating activities and
with the pending acquisitions of            borrowings has been sufficient to
FrontierVision, Century, Harron and         meet our requirements for debt
Telesat's interests in Olympus, or obtain   service, working capital, capital
new loans, we would likely have to          expenditures and investments in and
consider various options. We cannot         advances to our affiliates, and we
guarantee that any options available to     have depended on additional
us would enable us to repay our debt in     borrowings to meet our liquidity
full.                                       requirements. Although in the past
                                            we have been able both to refinance
                                            our debt and to obtain new debt,
                                            there can be no guarantee that we
                                            will be able to continue to do so in
                                            the future or that the cost to us or
                                            the other terms which would affect
                                            us would be as favorable to us as
                                            current loans and credit agreements.
                                            Under these circumstances, we may
                                            need to consider various financing
                                            options, such as the sale of
                                            additional equity or some of our
                                            assets to meet the principal and
                                            interest payments we owe, negotiate
                                            with our lenders to restructure
                                            existing loans or explore other
                                            options available under applicable
                                            laws including those under
                                            reorganization or bankruptcy laws.
                                            We believe that our business will
                                            continue to generate cash and that
                                            we will be able to obtain new loans
                                            to meet our cash needs. However, the
                                            covenants in the indentures and
                                            credit agreements for our current
                                            debt provide some limitations on our
                                            ability to borrow more money.

COMPETITION                                 The telecommunications services
                                            provided by Adelphia are subject to
                                            strong competition and potential
                                            competition from various sources.

     Our cable television business is      Our cable television systems compete
subject to strong competition from         with other means of distributing
several sources which could adversely      video to home televisions such as
affect revenue or revenue growth.          Direct Broadcast Satellite systems,
                                           commonly known as DBS systems, and
                                           Multichannel Multipoint Distribution
                                           systems, commonly known as wireless
                                           cable. Some of the regional Bell
                                           telephone operating companies and
                                           other local telephone companies are
                                           in the process of entering the video
                                           to-home business and several have
                                           expressed their intention to enter
                                           the video-to-home business.

                                           In addition, because Adelphia's
                                           systems are operated under non-
                                           exclusive franchises, other
                                           applicants may obtain franchises in
                                           Adelphia franchise areas. For
                                           example, some regional Bell operating
                                           companies and local telephone
                                           companies have facilities which are
                                           capable of delivering cable
                                           television service and could seek
                                           competitive franchises.

                                           The equipment which telephone
                                           companies use in providing local
                                           exchange service may give them
                                           competitive advantages over Adelphia
                                           in distributing video to home
                                           televisions. The regional Bell
                                           operating companies and other
                                           potential competitors have much
                                           greater resources than Adelphia and
                                           would constitute formidable
                                           competition for our cable television
                                           business. We cannot predict either
                                           the extent to which competition will
                                           continue to materialize or, if such
                                           competition materializes, the extent
                                           of its effect on our cable television
                                           business.

                                            Our cable television systems also
                                            face competition from other
                                            communications and entertainment
                                            media, including conventional off-
                                            air television broadcasting
                                            services, newspapers, movie
                                            theaters, live sporting events and
                                            home video products. We cannot
                                            predict the extent to which
                                            competition may affect us.

                                            Adelphia's cable modem and dial up
                                            Internet access business is subject
                                            to strong competition and potential
                                            competition from a number of
                                            sources. With respect to high speed
                                            cable modem service, telephone
                                            companies are beginning to implement
                                            various digital subscriber line
                                            services (DSL) that allow high
                                            speed Internet access services to be
                                            offered over telephone lines. DBS
                                            companies offer high speed Internet
                                            access over their satellite
                                            facilities and other terrestrial
                                            based wireless operators (e.g.,
                                            MMDS) are beginning to introduce
                                            high speed access as well. With
                                            respect to dial up Internet access
                                            services, there are numerous
                                            competitive Internet Service
                                            Providers (ISPs) in virtually every
                                            franchise area. The local telephone
                                            exchange company typically offers
                                            ISP services, as do a number of
                                            other nationally marketed ISPs such
                                            as America Online, Compuserve and
                                            AT&T Worldnet. Adelphia cannot
                                            predict the extent to which
                                            competition will continue to
                                            materialize or, if such competition
                                            materializes, the extent of its
                                            effect on Adelphia's Internet access
                                            business.

     Hyperion's operations are also         In each of the markets served by
subject to risk because Hyperion competes   Hyperion's networks, the competitive
principally with established local          local exchange carrier services
telephone carriers that have                offered by Hyperion compete
long-standing utility relationships with    principally with the services
their customers and pricing flexibility     offered by the incumbent local
for local telephone services.               telephone exchange carrier company
                                            serving that area. Local telephone
                                            companies have long-standing
                                            relationships with their customers,
                                            have the potential to subsidize
                                            competitive services from monopoly
                                            service revenues, and benefit from
                                            favorable state and federal
                                            regulations. The merger of Bell
                                            Atlantic and NYNEX created a very
                                            large company whose combined
                                            territory covers a substantial
                                            portion of Hyperion's markets. Other
                                            combinations are occurring in the
                                            industry, which may have a material
                                            adverse effect on Hyperion and us.

                                            We believe that local telephone
                                            companies will gain increased
                                            pricing flexibility from regulators
                                            as competition increases. Hyperion's
                                            operating results and cash flow
                                            could be materially and adversely
                                            affected by actions by regulators,
                                            including permitting the incumbent
                                            local telephone companies in
                                            Hyperion's markets to do the
                                            following:


                                            .  lower their rates substantially;

                                            .  engage in aggressive volume and
                                               term discount pricing practices
                                               for their customers; or

                                            .  charge excessive fees to Hyperion
                                               for interconnection to the
                                               incumbent local telephone
                                               company's networks.

     If the regional Bell telephone         The regional Bell operating
companies could get regulatory approval     companies can now obtain regulatory
to offer long distance service in           approval to offer long distance
competition with Hyperion's significant     services if they comply with the
customers, some of Hyperion's major         interconnection requirements of the
customers could lose market share.          federal Telecommunications Act of
                                            1996. To date, the FCC has denied
                                            the requests for approval filed by
                                            regional Bell operating companies in
                                            Hyperion's operating areas. However,
                                            approval of such a request could
                                            result in decreased market share for
                                            the major long distance carriers
                                            which are among Hyperion's
                                            significant customers. This could
                                            have a material adverse effect on
                                            Hyperion.

     The regional Bell telephone            Legislation has been introduced in
companies continue to seek legislation      Congress proposing to relieve the
that could significantly enhance their      regional Bell operating companies
competitive position against Hyperion.      from the resale and unbundling
                                            requirements of the federal
                                            Telecommunications Act of 1996 with
                                            respect to high speed data services,
                                            and to otherwise facilitate the
                                            deployment of such services. The
                                            adoption of such legislation by
                                            Congress could have a material
                                            adverse effect on Hyperion.

     Potential competitors to Hyperion's    Potential competitors for Hyperion
telecommunications services include the     include other competitive local
regional Bell telephone companies, AT&T,    exchange carriers, incumbent local
MCIWorldCom and Sprint, electric            telephone companies which are not
utilities and other companies that have     subject to regional Bell operating
advantages over Hyperion.                   companies' restrictions on offering
                                            long distance service, AT&T,
                                            MCIWorldCom, Sprint and other long
                                            distance carriers, cable television
                                            companies, electric utilities,
                                            microwave carriers, wireless
                                            telecommunications providers,
                                            including cellular and Personal
                                            Communication Services (PCS), and
                                            private networks built by large end
                                            users. Both AT&T and MCIWorldCom
                                            have announced that they have begun
                                            to offer local telephone services in
                                            some areas of the country, and AT&T
                                            recently announced a new wireless
                                            technology for providing local
                                            telephone service. In addition, the
                                            long distance carriers could build
                                            their own facilities, purchase other
                                            carriers or their facilities, or
                                            resell the services of other
                                            carriers rather than use Hyperion's
                                            services when entering the market
                                            for local exchange services.

                                            Many of Hyperion's current and
                                            potential competitors, particularly
                                            incumbent local telephone companies,
                                            have financial, personnel and other
                                            resources substantially greater than
                                            those of Hyperion, as well as other
                                            competitive advantages over
                                            Hyperion.

WE ARE SUBJECT TO EXTENSIVE REGULATION      The cable television industry and the provision of local telephone exchange services are subject to extensive regulation at the federal,
     Our cable television and               state and local levels, and many aspects of such regulation are
telecommunications businesses are heavily   currently the subject of judicial proceedings and administrative or
regulated as to rates we can charge and     legislative proposals. In particular, the FCC adopted regulations that
other matters. This regulation could        limit our ability to set and increase rates for our basic service
limit our ability to increase rates,        package and for the provision of cable television-related equipment.
cause us to decrease then current rates     The law permits certified local franchising authorities to order
or require us to refund previously          refunds of rates paid in the previous 12-month period determined to be
collected fees.                             in excess of the permitted reasonable rates. It is possible that rate reductions or refunds of previously collected fees may be required in the future.  In addition, the FCC has commenced a proceeding to determine whether cable operators will be required to carry the digital signals of broadcast television stations.  Such a requirement could require the removal of popular programming services with materially adverse results for cable operators.

                                            Adelphia must comply with rules of the local franchising authorities to retain and renew its cable franchises, among other matters.  There can be no assurances that the franchising authorities will not impose new and more restrictive requirements as a condition to franchise renewal.
                                            Similarly, Hyperion is subject to state and local regulations and in some cases must obtain appropriate certifications and/or local franchises to construct facilities and offer services.  There can be no assurance that Hyperion's state and local regulators will not impose new and more restrictive requirements as a condition to renew any required certifications and franchises.

     The federal Telecom-munications Act    The federal Telecommunications Act of 1996 substantially changed
of 1996 may have a significant impact on    federal, state and local laws and regulations governing our cable
our cable television and telephone          television and telecommunications businesses. This law could materially
businesses.                                 affect the growth and operation of the cable television industry and the cable services we provide. Although this legislation may lessen regulatory burdens, the cable television industry may be subject to new competition as a result. There are numerous rulemakings that have been and continue to be undertaken by the FCC which will interpret and implement the provisions of this law. Furthermore, portions of this law have been, and likely other portions will be, challenged in the courts.
                                            We cannot predict the outcome of such rulemakings or lawsuits or the short- and long-term effect, financial or otherwise, of this law and
                                            FCC rulemakings on us.

                                            Similarly, the federal Telecommunications Act of 1996 removes entry barriers for all companies and could increase substantially the number of competitors offering comparable services in Hyperion's markets or potential markets. Furthermore, we cannot guarantee that rules adopted by the FCC or state regulators or other legislative or judicial initiatives relating to the telecommunications industry will not have a material adverse effect on Hyperion.

UNEQUAL VOTING RIGHTS OF STOCKHOLDERS       Adelphia has two classes of common stock--Class A common stock which carries one vote per share and Class B common stock which carries ten votes per share. Under Adelphia's Certificate of Incorporation, the shares of Class A common stock elect only one of our eight directors.

CONTROL OF VOTING POWER BY THE RIGAS        As of June 1, 1999, the Rigas family beneficially owned shares
FAMILY                                      representing about 42% of the total number of outstanding shares of both classes of Adelphia's common stock and about 77% of the total
     The Rigas family can control           voting power of Adelphia's shares. The public holds a majority of the
stockholder decisions on very important     outstanding shares of Class A common stock, although the Rigas family
matters.                                    also owns approximately 30% of those shares as of June 1, 1999. The
                                            Rigas family owns approximately 99% of Adelphia's shares of Class B common stock. The Rigas family also owns shares of Adelphia's 8 1/8%
                                            Series C cumulative convertible preferred stock which, if converted, would increase its voting power and beneficial ownership. The Rigas family also has agreed to acquire 4,114,549 shares of Class B common stock, and has rights to acquire up to an additional 2,057,275 shares of Class B common stock, which if purchased would increase its beneficial ownership and voting power. As a result of the Rigas family's stock ownership and an agreement among the Class B stockholders, members of the Rigas family as of June 1, 1999 have the power to elect seven of eight Adelphia directors, and if they converted their convertible preferred stock might be able to elect all eight directors. In addition, the Rigas family could control stockholder decisions on other matters such as amendments to Adelphia's Certificate of Incorporation and Bylaws, and mergers or other fundamental corporate transactions.

THERE ARE POTENTIAL CONFLICTS OF INTEREST   John J. Rigas and the other executive officers of Adelphia, including
BETWEEN ADELPHIA AND THE RIGAS FAMILY       other members of the Rigas family, own other corporations and partnerships, which are managed by us for a fee. Subject to the restrictions contained in a business opportunity agreement regarding future acquisitions, Rigas family members and the executive officers are free to continue to own these interests and acquire additional interests in cable television systems. These activities could present a conflict of interest with Adelphia, such as how much time our executive officers devote to our business. In addition, there have been and will continue to be transactions between us and the executive officers or the other entities they own or have affiliations with. Our public debt indentures contain covenants that place some restrictions on transactions between us and our affiliates.

HOLDING COMPANY STRUCTURE AND POTENTIAL     The Adelphia Parent Company directly owns no significant assets other
IMPACT OF RESTRICTIVE COVENANTS IN          than stock, partnership interests and equity and other interests in our
SUBSIDIARY DEBT AGREEMENTS                  subsidiaries and in other companies. This creates risks regarding our ability to provide cash to the Adelphia Parent Company to repay the interest and principal which it owes, our ability to pay cash dividends to our common stockholders in the future, and the ability of our subsidiaries and other companies to respond to changing business and economic conditions and to get new loans.

     The Adelphia Parent Company depends    The public indentures and the credit agreements for bank and other
on its subsidiaries and other companies     financial institution loans of our subsidiaries and other companies in
in which it has investments to fund its     which we have invested, restrict their ability and the ability of the
cash needs.                                 companies they own to make payments to the Adelphia Parent Company.
                                            These agreements also place other restrictions on the borrower's ability to borrow new funds and include requirements for the borrowers to remain in compliance with the credit agreements. The ability of a subsidiary or a company in which we have invested to comply with debt restrictions may be affected by events that are beyond our control. The breach of any of these covenants could result in a default which could result in all loans and other amounts owed to its lenders becoming due and payable. Our subsidiaries and companies in which we have invested might not be able to repay in full the accelerated loans.

IT IS UNLIKELY YOU WILL RECEIVE A RETURN    Adelphia has never declared or paid cash dividends on any of its common
ON YOUR SHARES THROUGH THE PAYMENT OF       stock and has no intention of doing so in the foreseeable future. As a
CASH DIVIDENDS                              result, it is unlikely that you will receive a return on your shares through the payment of cash dividends.

FUTURE SALES OF ADELPHIA COMMON STOCK       Sales, or availability for sale, of a substantial number of shares of
COULD ADVERSELY AFFECT ITS MARKET PRICE     our common stock, including sales by any pledgees of such shares, could adversely affect the market price of Class A common stock and could impair our ability in the future to raise capital through stock offerings.

                         Under various registration rights agreements or arrangements, as of June 1, 1999, the Rigas family has the right, subject to some limitations, to require Adelphia to register substantially all of the shares which it owns of Class A common stock, consisting of 15,029,119 shares, Class B common stock, consisting of 10,736,544 shares and the equivalent number of shares of Class A common stock into which they may be converted, and Series C cumulative convertible preferred stock, consisting of 80,000 shares and the 9,433,962 shares of Class A common stock into which they may be converted. Among others, Adelphia has registered or agreed to register for public sale the following shares:

                         . for the Rigas family--up to 11,000,000 shares of Class A common stock, 80,000 shares of Series C cumulative convertible preferred stock and the Class A common stock issuable upon conversion of the Series C cumulative convertible preferred stock;

                         . for Booth American Company--3,571,428 shares of Class A common stock owned as of March 24, 1998;

                         . for the selling stockholders receiving shares in the Verto Communications, Inc. acquisition--2,561, 024 shares of Class A common stock;

                         . for a Rigas family partnership--4,000,000 shares of Class A common stock purchased by it in connection with the January 14, 1999 equity offerings;

                         . for the owners of FrontierVision--7,000,000 shares of Class A common stock in connection with the pending FrontierVision acquisition and 1,000,000 shares of Class A common stock held in connection with an escrow arrangement for the benefit of FrontierVision in certain circumstances if the transaction does not close;

                         . for the owners of Century--approximately 48,700,000 shares of Class A common stock to be issued in connection with the pending Century acquisition; and

                          . for TCI Development Corporation (or its successors) 2,250,000 shares.

                                            Approximately 14,904,000 shares of Class A common stock and up to
                                            80,000 shares of Series C cumulative convertible preferred stock, including the underlying Class A common stock, have been pledged by members of the Rigas family in connection with margin loans made to members of the Rigas family. These pledgees could freely sell any shares acquired upon a foreclosure.

THE CENTURY MERGER MAY NOT BE COMPLETED     The Century merger requires approvals from Century's stockholders and
IF THE REQUIRED APPROVAL OF CENTURY'S       our stockholders. Although the Class B stockholders of Century and the
CLASS A STOCKHOLDERS IS NOT OBTAINED        controlling stockholders of Adelphia have agreed to vote in favor of the merger, the companies cannot be certain of the ultimate outcome of the required vote of the Class A stockholders of Century. If that vote is not obtained, the companies will not be able to complete the proposed transaction as currently structured or in a timely manner, if at all.

     The failure to satisfy conditions to   Even if Century's stockholders approve the Century merger, one or more
completion of the acquisitions could        of the pending acquisitions may not close unless several other
jeopardize the acquisitions.                conditions are met. These include:

                                            .  receipt of all required consents of governmental authorities have been received, except where the failure to obtain any such required consent would not have a material adverse effect;

                                            .  clearance under antitrust laws;

                                            .  neither Adelphia nor the selling parties have breached any of their respective representations, warranties or covenants made in the applicable agreement; and

                                            .  there is no law or court order prohibiting the applicable acquisition.

OUR ACQUISITIONS AND EXPANSION COULD        Because we are experiencing a period of rapid expansion through
INVOLVE OPERATIONAL AND OTHER RISKS         acquisition, the operating complexity of Adelphia, as well as the responsibilities of management personnel, have increased. Our ability to manage such expansion effectively will require us to continue to expand and improve our operational and financial systems and to expand, train and manage our employee base.

                                            The Century, FrontierVision and Harron transactions and some of our other recent acquisitions involve the acquisition of companies that have previously operated independently. We may not be able to integrate the operations of these companies without some level of difficulty, such as the loss of key personnel. There is no guarantee that we will be able to realize the benefits expected from the integration of operations from these transactions.

                                            Because the cable systems to be acquired in the Century, FrontierVision and Harron acquisitions are in the same industry as those of Adelphia, the acquired systems will generally be subject to the same risks as those of Adelphia, such as those relating to competition, regulation, year 2000 issues and technological developments.

PURCHASERS OF OUR COMMON STOCK WILL INCUR   Persons purchasing Class A common stock will incur immediate and
IMMEDIATE DILUTION                          substantial net tangible book value dilution.

YEAR 2000 ISSUES PRESENT RISKS TO OUR       The year 2000 issue refers to the potential inability of computerized
BUSINESS OPERATIONS IN SEVERAL WAYS         systems and technologies to properly recognize and process dates beyond
                                            December 31, 1999. This could present risks to the operation of our business in several ways. Our computerized business applications that could be adversely affected by the year 2000 issue include:

                                            .  information processing and financial reporting systems;

                                            .  customer billing systems;

                                            .  customer service systems;

                                            .  telecommunication transmission and reception systems; and

                                            .  facility systems.

                                            System failure or miscalculation could result in an inability to process transactions, send invoices, accept customer orders or provide customers with products and services. Although we are evaluating the impact of the year 2000 issue on our business and are seeking to implement necessary solutions, this process has not been completed.

                                            There can be no assurance that the systems of other companies on which
                                            our systems rely will be year 2000 ready.   The systems of other
                                            companies also could become incompatible with Adelphia's systems as a result of implementation of year 2000 solutions.  Our failure or a third-party's failure to become year 2000 ready, or our inability to become compatible with third parties with which we have a material relationship, including parties acquired by us, may have a material adverse effect on Adelphia, including significant service interruption or outages; however, we cannot currently estimate the extent of any such adverse effects.

FORWARD-LOOKING STATEMENTS IN THIS          The statements contained or incorporated by reference in this
PROSPECTUS ARE SUBJECT TO RISKS AND         prospectus that are not historical facts are "forward-looking
UNCERTAINTIES                               statements" and can be identified by the use of forward-looking terminology such as "believes," "expects," "may," "will,"
                                            "should," "intends" or "anticipates" or the negative thereof or other variations thereon or comparable terminology, or by discussions of strategy that involve risks and uncertainties.

                                            Certain information set forth or incorporated by reference in this prospectus, including "Management's Discussion and Analysis of
                                            Financial Condition and Results of Operations" in Adelphia's
                                            Transition Report on Form 10-K for the nine months ended December 31,
                                            1998 and in Adelphia's Form 10-Q, is forward-looking, such as information related to the effects of future regulation, future capital commitments and the effects of competition. Such forward-looking information involves important risks and uncertainties that could significantly affect expected results in the future from those expressed in any forward-looking statements made by, or on behalf of,
                                            us. These risks and uncertainties include, but are not limited to, uncertainties relating to economic conditions, the availability and cost of capital, acquisitions and divestitures, government and regulatory policies, the pricing and availability of equipment, materials, inventories and programming, technological developments, year 2000 issues and changes in the competitive environment in which we operate. Persons reading this prospectus are cautioned that such statements are only predictions and that actual events or results may differ materially. In evaluating such statements, readers should specifically consider the various factors which could cause actual events or results to differ materially from those indicated by such forward-looking statements.

                                   DILUTION

      The net tangible book value of Adelphia's common stock as of March 31, 1999 was a deficit of approximately $1,884,830,000 or negative $36.13 a share. Net tangible book value per share represents the amount of Adelphia's convertible preferred stock, common stock and other stockholders' equity (deficiency), less intangible assets, divided by shares of Adelphia's common stock outstanding. Purchasers of Class A common stock will have an immediate dilution of net tangible book value which, due to our having a net tangible book value deficit, will exceed the purchase price per share. For example, in the April 28, 1999 Class A common stock offering, the purchase price of a single share initially sold to the public was $61.75 and the net tangible book value dilution per share was $82.40 based on net tangible book value as of December 31, 1998. Net tangible book value dilution per share represents the difference between the amount per share paid by purchasers of shares of Class A common stock in an offering by Adelphia and the pro forma net tangible book value per share of the common stock immediately after completion of such offering.

                             SELLING STOCKHOLDERS

      The 7,000,000 shares offered under this prospectus have been issued to the former owners of FrontierVision Partners, L.P. Adelphia, FrontierVision Partners, L.P. and others are parties to the FrontierVision purchase agreement and the related registration rights agreement. Under the purchase agreement and registration rights agreement, Adelphia agreed prior to the closing of that transaction to register 7,000,000 shares of Class A common stock for sale under this prospectus. These 7,000,000 shares were issued as part of the closing of the FrontierVision acquisition to the owners of FrontierVision as part of the purchase price paid to them for their interest in FrontierVision Partners, L.P.

      FrontierVision Partners, L.P. is a limited partnership. FrontierVision Partners, L.P. has a general Partner, FVP GP, L.P., and a number of direct or indirect limited partners and they and/or their affiliates are, or may also become, selling stockholders under this prospectus. If required, we would file an amendment or a prospectus supplement to add additional selling stockholders. Registration of these shares does not necessarily mean that the selling stockholders will sell all or any of the shares.

      Neither FrontierVision Partners, L.P. nor any of its former owners has held any positions or office or had any material relationship with us, our predecessors or affiliates during the past three years. In addition, one or more of the selling stockholders may donate, pledge or transfer as gifts some or all of their shares, or may pledge or transfer its or their shares for no value to other beneficial owners. This prospectus may also be used for resales by these pledgees, donees or transferees of the selling stockholder listed below or its distributees and we will identify any of those pledgees, donees or transferees in a supplement to this prospectus.

      The shares listed below represent, as of June 17, 1999, all of the shares that the selling stockholders beneficially own, the number of shares each may offer and the number of shares each will own after the offering assuming each of them sells all of their respective shares.

      The numbers presented under "Class A Common Shares Held After Offering" and "Percent of Class A Common Shares Held After Offering" in the table below assume that all of the shares held by the selling stockholders and being offered under this prospectus are sold, and that the selling stockholders acquire no additional shares of common stock before the completion of this offering.


                                                                                                            Percent of
                                 Class A           Percent of Class                        Class A          Class A
                                 Common            A Common             Class A Common     Common           Common
                                 Shares Held       Shares Held          Shares             Shares Held      Shares Held
Name                             Before Offering   Before Offering      Offered Hereby     After Offering   After Offering
----                             ---------------   ---------------      --------------     --------------   --------------
All Selling Stockholders            7,000,000          12.43%           7,000,000                ---             ---

Total                               7,000,000          12.43%           7,000,000                ---             ---
                                    =========          =====            =========

                                USE OF PROCEEDS

      All net proceeds from the sale of the shares will go to the stockholders who offer and sell them. We will not receive any proceeds from the sale of shares by the selling stockholders.

                             PLAN OF DISTRIBUTION

      Adelphia is registering the shares on behalf of the selling stockholders. References in this section to selling stockholders also include any permitted pledgees, donees or transferees identified in a supplement to this prospectus as described above. The selling stockholders may offer their shares at various times in one or more of the following transactions:

      . in transactions, which may involve crosses or block transactions, on any national securities exchange or quotation service on which the shares may be listed or quoted at the time of sale;

      .  in the over-the-counter market;

      . in private transactions other than in the over-the-counter market or on an exchange;

      .  in connection with short sales of shares;

      .  by pledge to secure debts and other obligations;

      . in connection with the writing of non-traded and exchange-traded call options, in hedge transactions and in settlement of other transactions in standardized or over-the-counter options; or

      .  in a combination of any of the above transactions.

      In addition, pursuant to the registration rights agreement among Adelphia and the selling stockholders, the selling stockholders are entitled to demand up to three underwritten offerings on the terms and conditions set forth in the registration rights ageement. In the event of an underwritten offering and subject to the terms of the registration rights agreement, Adelphia and the selling stockholders will enter into an underwriting agreement and other appropriate agreements with the underwriters participating in the underwritten offering that will set forth the terms on which the participating underwriters will effect sales of the shares.

      The selling stockholders may sell their shares at market prices at the time of sale, at prices related to market prices, at negotiated prices or at fixed prices.

      The selling stockholders may use underwriters or broker-dealers to sell their shares. In effecting such sales, underwriters, brokers or dealers engaged by the selling stockholders may arrange for other underwriters, brokers or dealers to participate. Underwriters, brokers or dealers may purchase shares as principals for their own accounts and resell such shares pursuant to this prospectus. If this happens, the underwriters or broker-dealers will either receive discounts or commissions from the selling stockholders, or they will receive commissions from purchasers of shares for whom they acted as agents. The selling stockholders, any underwriters, brokers, dealers and any other participating brokers or dealers may be deemed to be "underwriters" within the meaning of the Securities Act of 1933 in connection with these sales, and any profits realized or commissions received may be deemed underwriting compensation.

      The selling stockholders may also enter into hedging transactions with broker-dealers or other financial institutions. In connection with these transactions, broker-dealers or other financial institutions may engage in short sales of Adelphia's Class A common stock in the course of hedging the positions they assume with selling stockholders. The selling stockholders may also enter into options or other transactions with broker-dealers or other financial institutions which require the delivery, to that broker-dealer or other financial institution, of the shares offered under this prospectus. The shares that broker-dealers or other financial institutions receive in those types of transactions may be resold under this prospectus.

      Selling stockholders also may resell all or a portion of the shares in open market transactions in reliance upon Rule 144 under the Securities Act of 1933, provided they meet the criteria and conform to the requirements of that Rule.

      An affiliate of J.P. Morgan Investment Corporation, one of the selling stockholders, has agreed to act as "preferred broker" for the selling stockholders to effect sales and to make and receive certain notices to Adelphia on behalf of the selling stockholders as required under the registration rights agreement.

      When a particular offering of shares is made, if required, we will distribute a prospectus supplement. This supplement will set forth the names of the selling stockholders, the aggregate amount and type of shares being offered, the number of such securities owned prior to and after the completion of any such offering, and, to the extent required, the terms of the offering, including the name or names of any underwriters, broker-dealers or agents, any discounts, commissions and other terms constituting compensation from the selling stockholders and any discounts, commissions or concessions allowed or reallowed or paid to broker-dealers.

      To comply with the securities law in some jurisdictions, the shares will be offered or sold in particular jurisdictions only through registered or licensed brokers or dealers. In addition, in some jurisdictions the shares may not be offered or sold unless they have been registered or qualified for sale in that jurisdictions or an exemption from registration or qualification is available and is complied with.

      To comply with rules and regulations under the Securities Exchange Act of 1934, persons engaged in a distribution of the shares may be limited in their ability to engage in market activities with respect to such shares. In addition and without limiting the foregoing, each selling stockholder will be subject to applicable provisions of the Securities Exchange Act of 1934 and the rules and regulations thereunder, which provisions may limit the timing of purchases and sales of any of the shares by the selling stockholders. All of these things may affect the marketability of the shares.

      All expenses of the registration of the shares will be paid by Adelphia, including, without limitation, Commission filing fees and expenses of compliance with state securities or "blue sky" laws; provided, however, that the selling stockholders will pay all underwriting discounts and selling commissions, if any. Subject to some limitations, the selling stockholders will be indemnified by Adelphia against civil liabilities, including liabilities under the Securities Act of 1933, or will be entitled to contribution in connection therewith. Subject to some limitations, Adelphia will be indemnified by the selling stockholders against civil liabilities, including liabilities under the Securities Act of 1933, or will be entitled to contribution in connection therewith.

                      WHERE YOU CAN FIND MORE INFORMATION

      We file annual, quarterly and special reports, as well as proxy statements and other information with the SEC. You may read and copy any document we file with the SEC at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549 or at its Regional Offices in Chicago, Illinois or New York, New York. You may obtain further information about the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. Our SEC filings are also available to the public over the Internet at the SEC's web site at http://www.sec.gov, which contains reports, proxy statements and other information regarding registrants like us that file electronically with the SEC.

      This prospectus is part of a registration statement on Form S-3 filed by us with the SEC under the Securities Act of 1933. As permitted by SEC rules, this prospectus does not contain all of the information included in the registration statement and the accompanying exhibits filed with the SEC. You may refer to the registration statement and its exhibits for more information.

      The SEC allows us to "incorporate by reference" into this prospectus the information we file with the SEC. This means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus. If we subsequently file updating or superseding information in a document that is incorporated by reference into this prospectus, the subsequent information will also become part of this prospectus and will supersede the earlier information.

      We are incorporating by reference the following documents that we have filed with the SEC:

          . our Transition Report on Form 10-K for the nine months ended December 31, 1998, and Items 7 and 8 of the Form 10-K for the fiscal year ended December 31, 1998 of Olympus Communications, L.P. and Olympus Capital Corporation;

          . our Quarterly Report on Form 10-Q for the quarter ended March 31, 1999;

          . our Current Reports on Form 8-K for the events dated January 11, February 22, February 23, March 5, March 30, March 31, April 9, April 19, April 21, April 23, April 27, April 28, 1999 and May 26, 1999;

          . our definitive proxy statement dated September 11, 1998 with respect to the Annual Meeting of Stockholders held on October 6, 1998; and

          .  the description of our Class A common stock contained in:

               . our registration statement filed with the SEC under Section12 of the Exchange Act and subsequent amendments and reports filed to update such description; and

               .    our registration statement on Form S-3 (File No. 333-78027).

      We are also incorporating by reference into this prospectus:

          . all of our future filings with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act until this offering has been completed; and

          . all of our filings made by us under the Exchange Act after the date the registration statement to which this prospectus is a part was initially filed and prior to the effective date of that registration statement.

      You may obtain a copy of any of our filings which are incorporated by reference, at no cost, by writing to or telephoning us at the following address:

                      Adelphia Communications Corporation
                      Main at Water Street
                      Coudersport, Pennsylvania  16915
                      Attention: Investor Relations
                      Telephone: (814) 274-9830

      You should rely only on the information provided in this prospectus or incorporated by reference. We have not authorized anyone to provide you with different information. You should not assume that the information in this prospectus is accurate as of any date other than the date on the first page of the prospectus. No offer of securities is being made in any state or country in which the offer or sale is not permitted.

                                    EXPERTS

      The consolidated financial statements of Adelphia and its subsidiaries as of March 31, 1998 and December 31, 1998, and for the years ended March 31, 1997 and 1998 and the nine months ended December 31, 1998, and the consolidated financial statements of Olympus and its subsidiaries as of December 31, 1997 and 1998, and for each of the three years in the period ended December 31, 1998, all incorporated in this prospectus by reference from Adelphia's Transition Report on Form 10-K for the nine months ended December 31, 1998, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports, which are incorporated herein by reference, and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

      The consolidated financial statements of FrontierVision Partners, L.P. and subsidiaries as of December 31, 1998 and 1997, and for each of the years in the three year period ended December 31, 1998, have been incorporated by reference herein and in the registration statement from Adelphia's Current Report on Form 8-K filed April 19, 1999, in reliance upon the report of KPMG LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

      The consolidated financial statements of Harron Communications Corp. and subsidiaries as of December 31, 1998 and 1997 and for each of the three years in the period ended December 31, 1998 incorporated in this prospectus by reference from Adelphia's Current Report on Form 8-K filed April 19, 1999 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference, and has been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

      The consolidated financial statements of Century Communications Corp. and subsidiaries as of May 31, 1998 and 1997 and for each of the three years in the period ended May 31, 1998 incorporated in this prospectus by reference from Adelphia's Current Report on Form 8-K filed on April 19, 1999 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference, and has been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

                      Adelphia Communications Corporation


                   7,000,000 Shares of Class A Common Stock






                                  PROSPECTUS


We have not authorized any dealer, salesperson or other person to give any information or represent anything contained in this prospectus. You must not rely on any unauthorized information. This prospectus does not offer to sell nor does it solicit to buy any shares of Class A common stock in any jurisdiction where it is unlawful. The information in this prospectus is current as of _____________, 1999.

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

      The following is an estimate of the expenses which will be incurred by Adelphia in connection with the issuance and distribution of the securities being registered.

                                                                        AMOUNT
SEC filing fee....................................................  $    97,262
Legal fees and expenses...........................................       10,000
Accounting fees and expenses......................................        5,000
Miscellaneous expenses............................................        2,738
                                                                    -----------
Total.............................................................  $   115,000
                                                                    ===========

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

      Section 145 of the Delaware General Corporation Law provides in general that a corporation may indemnify its directors, officers, employees or agents against expenditures (including judgments, fines, amounts paid in settlement and attorneys' fees) made by them in connection with certain lawsuits to which they may be made parties by reason of their being directors, officers, employees or agents and shall so indemnify such persons against expenses (including attorneys' fees) if they have been successful on the merits or otherwise. The bylaws of Adelphia provide for indemnification of the officers and directors of Adelphia to the full extent permissible under Delaware law.

      Adelphia's Certificate of Incorporation also provides, pursuant to Section 102(b)(7) of the Delaware General Corporation Law, that directors of Adelphia shall not be personally liable to Adelphia or its stockholders for monetary damages for breach of fiduciary duty as a director for acts or omissions after July 1, 1986, provided that directors shall nonetheless be liable for breaches of the duty of loyalty, bad faith, intentional misconduct, knowing violations of law, unlawful distributions to stockholders, or transactions from which a director derived an improper personal benefit.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

(a) The following is a complete list of Exhibits filed as part of this Registration Statement, which are incorporated herein:

Exhibit No.                  Reference
-----------                  ---------
4.01              Certificate of Incorporation of Adelphia            Incorporated herein by
                  Communications Corporation                          reference is Exhibit 3.01 to
                                                                      Registrant's Current Report on
                                                                      Form 8-K dated July 24, 1997
                                                                      (File No. 000-16104).

4.02              Certificate of Designations for 5 1/2% Series D     Incorporated herein by
                  Convertible Preferred Stock                         reference is Exhibit 3.01 to
                                                                      Registrant's Current Report on
                                                                      Form 8-K for the event dated
                                                                      April 28, 1999 (File No.
                                                                      000-16104).

23.01             Consent of Deloitte & Touche LLP with respect to    Filed herewith.
                  financial statements of Adelphia and Olympus

23.02             Consent of KPMG LLP with respect to financial       Filed herewith.
                  statements of FrontierVision

23.03             Consent of Deloitte & Touche LLP with respect to    Filed herewith.
                  financial statements of Century

23.04             Consent of Deloitte & Touche LLP with respect to    Filed herewith.
                  financial statements of Harron

24.01             Power of Attorney (included on the signature page   Filed herewith.
                  of the registration statement)

ITEM 17.  UNDERTAKINGS

(a)     Rule 415 Offering.

     The undersigned Registrant hereby undertakes:

        (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

               (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

               (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

               (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

Provided, however, that paragraphs (1)(i) and (1)(ii) above do not apply if the Registration Statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

       (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

       (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)    Filings Incorporating Subsequent Exchange Act Documents by Reference.

     The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)    Request for Acceleration of Effective Date.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933, as amended, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act of 1933, as amended, and will be governed by the final adjudication of such issue.

                                  SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing this registration statement on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Coudersport, Commonwealth of Pennsylvania, on the 18th day of June, 1999.

                                   ADELPHIA COMMUNICATIONS
                                   CORPORATION


                                   By: /s/ Timothy J. Rigas
                                  ----------------------------------------------
                                   Timothy J. Rigas, Executive Vice President

                               POWER OF ATTORNEY

      KNOW ALL MEN BY THESE PRESENTS that each person whose signature appears below constitutes and appoints Michael J. Rigas, Timothy J. Rigas and James P. Rigas, and each of them, such person's true and lawful attorneys-in-fact and agents, with full power of substitution and revocation, for such person and in such person's name, place and stead, in any and all amendments (including post-effective amendments to this registration statement) and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

      Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

         SIGNATURES                                   TITLE                                       DATE
/s/ John J. Rigas                  Chairman, President and Chief Executive Officer             June 18, 1999
-------------------------------
JOHN J. RIGAS

/s/ Michael J. Rigas               Executive Vice President and Director                       June 18, 1999
-------------------------------
MICHAEL J. RIGAS

/s/ Timothy J. Rigas               Executive Vice President, Chief Financial                   June 18, 1999
-------------------------------
TIMOTHY J. RIGAS                   Officer, Chief Accounting Officer, Treasurer
                                   and Director Executive Vice President
/s/ James P. Rigas                 and Director                                                June 18, 1999
-------------------------------
JAMES P. RIGAS

/s/ Daniel R. Milliard             Senior Vice President, Secretary and Director               June 18, 1999
-------------------------------
DANIEL R. MILLIARD
                                   Director                                                    June ___, 1999
_______________________________
PERRY S. PATTERSON
                                   Director                                                    June ___, 1999
_______________________________
PETE J. METROS
                                   Director                                                    June ___, 1999
_______________________________
DENNIS P. COYLE

                                 EXHIBIT INDEX

Exhibit No.                     Reference
-----------                     ---------
4.01              Certificate of Incorporation of Adelphia            Incorporated herein by reference is
                  Communications Corporation                          Exhibit 3.01 to Registrant's
                                                                      Current Report on Form 8-K dated
                                                                      July 24, 1997 (File No. 000-16104).

4.02              Certificate of Designations for 5 1/2%              Incorporated herein by reference is
                  Series D Convertible Preferred Stock                Exhibit 3.01 to Registrant's
                                                                      Current Report on Form 8-K for the
                                                                      event dated April 28, 1999 (File
                                                                      No. 000-16104).

23.01             Consent of Deloitte & Touche LLP with               Filed herewith.
                  respect to financial  statements of
                  Adelphia and Olympus

23.02             Consent of KPMG LLP with respect to financial       Filed herewith.
                  statements of FrontierVision

23.03             Consent of Deloitte & Touche LLP with respect       Filed herewith.
                  to financial statements of Century

23.04             Consent of Deloitte & Touche LLP with respect       Filed herewith.
                  to financial statements of Harron

24.01             Power of Attorney (included on the signature        Filed herewith.
                  page to the registration statement)